SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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COBRA ELECTRONICS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6500 West Cortland Street	Chicago, Illinois 60707	773-889-8870	Fax: 773-889-1678

Notice of Annual Meeting of Shareholders

To Be Held on May 13, 2003

To	the Shareholders:

The Annual Meeting of Shareholders of Cobra Electronics Corporation (the “Company”) will be held at the offices of Sidley Austin Brown & Wood, Bank One Plaza, 10 South Dearborn Street, 55th Floor, Room 2-C, Chicago, Illinois on Tuesday, May 13, 2003 at 11:00 a.m. to:

1.	Elect two Class II directors of the Company to hold office until the 2006 Annual Meeting of Shareholders; and

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on April 4, 2003 are entitled to notice of and to vote at the meeting or any adjournments thereof. A complete, alphabetic list of such shareholders showing their addresses and the number of shares registered for each will be kept open at the offices of the Company, 6500 West Cortland Street, Chicago, Illinois 60707, for examination by any shareholder during ordinary business hours for a period of ten days prior to the meeting.

Whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.

A copy of the Summary Annual Report for the year ended December 31, 2002, a Proxy Statement and proxy card accompany this notice.

By order of the Board of Directors,

GERALD M. LAURES

Secretary

Chicago, Illinois

April 11, 2003

COBRA ELECTRONICS CORPORATION

6500 West Cortland Street

Chicago, Illinois 60707

Proxy Statement for Annual Meeting of Shareholders

To Be Held on May 13, 2003

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Cobra Electronics Corporation (the “Company”) to be voted at the Company’s 2003 Annual Meeting of Shareholders to be held on Tuesday, May 13, 2003 at the offices of Sidley Austin Brown & Wood, Bank One Plaza, 10 South Dearborn Street, 55th Floor, Room 2-C, Chicago, Illinois at 11:00 a.m. The principal executive offices of the Company are located at 6500 West Cortland Street, Chicago, Illinois 60707. This Proxy Statement, the accompanying proxy card and the 2002 Summary Annual Report were first mailed to shareholders on or about April 11, 2003.

RECORD DATE AND OUTSTANDING VOTING SECURITIES

Only shareholders of record at the close of business on April 4, 2003 are entitled to notice of and to vote at the meeting. On that date the Company had outstanding 6,419,777 shares of Common Stock, par value $.33 1/3 per share. Owners of Common Stock are entitled to one vote for each share held. The Company has no other outstanding voting securities.

REVOCATION OF PROXIES AND OTHER VOTING INFORMATION

Proxies given pursuant to this solicitation may be revoked at any time prior to the voting thereof (by giving written notice to the Secretary of the Company, by executing a proxy card bearing a later date which is voted at the meeting or by attending the 2003 Annual Meeting of Shareholders and voting in person); once voted, however, proxies may not be retroactively revoked.

With respect to the election of directors, a shareholder may (i) vote for the election of the nominees designated below, (ii) withhold authority to vote for all director nominees or (iii) vote for the election of all director nominees other than a nominee with respect to whom the shareholder withholds authority to vote by striking a line through the nominee’s name on the proxy. All outstanding shares of Common Stock represented by properly executed and unrevoked proxies received in time for the meeting will be voted as instructed in the accompanying proxy. If no instructions are given, the shares will be voted for the election of all nominees designated below to serve as Class II directors.

A proxy card submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a particular matter (the “non-voted shares”). Non-voted shares will be considered shares not present and entitled to vote on the matter, although those shares may count for purposes of determining the presence of a quorum. If a quorum is present at the meeting, the two persons receiving the greatest number of votes will be elected to serve as Class II directors. Accordingly, non-voted shares and withholding authority to vote for a director nominee will not affect the outcome of the election of directors.

PROPOSAL I—ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation classifies the Board of Directors into three classes, as nearly equal in number as possible, each of whom serves for three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term.

The terms of two of the present directors will expire at the 2003 Annual Meeting of Shareholders. Mr. James W. Chamberlain, director, and Mr. Henry G. Chiarelli, director, have been nominated for election as Class II directors for three-year terms expiring at the 2006 Annual Meeting of Shareholders and until their successors are elected and qualified.

Unless otherwise specified on a proxy card, it is the present intention of the persons named in the accompanying proxy card to vote that proxy for the election of James W. Chamberlain and Henry G. Chiarelli. Management is not aware of any nominee for director to be proposed by others. If on account of death or unforeseen contingencies, either of Messrs. Chamberlain or Chiarelli should not be available for election, the persons named in the accompanying proxy reserve the right to vote that proxy card for such other person or persons as may be nominated to serve as a Class II director by the management of the Company. Management has no reason to believe that any Class II nominee will be unable to serve if elected.

The names of the Company’s directors and director nominees, their principal occupations and certain biographical information relating to them are set forth below.

Directors and Nominees	Age	Principal Occupation
James R. Bazet, Class I (Term expiring in 2005)	55	President and Chief Executive Officer of the Company, January 1998 to present. Director since May 1997.

William P. Carmichael, Class III (Term expiring in 2004)	59	Director of Rayovac Corporation since August 2002. Trustee of Nations Funds, a mutual fund, since 1999, and Director of Opta Food Ingredients, Inc. 1999-January 2003. Director since 1994.

James W. Chamberlain, Class II (Nominee, term, if elected, expiring in 2006)	56

President, Ryobi North America Inc., August 2000 to present; Senior Vice President & General Manager, Ryobi Finance Corporation, April 1998 to present; Vice President and General Manager, Ryobi Financial Corporation, 1992–1998. Director since October 1999.

Henry G. Chiarelli, Class II (Nominee, term, if elected, expiring in 2006)	49

Senior Consultant, Morton Retail Group, 2001 to present; President, RadioShack.com, 1999-2001; Senior Vice President of Strategic Planning, RadioShack, 1998-1999; Senior Vice President of Marketing, Computer City, 1997-1998. Director since May 2002.

Carl Korn, Class III (Term expiring in 2004)	81	Chairman of the Board of the Company, 1961 to present; President and Chief Executive Officer of the Company, 1961–1985. Director since 1961.

Ian R. Miller, Class III (Term expiring in 2004)	52

Founder, The Brand Practice LLC, marketing/brand strategy experts, August 2001 to present; Executive Vice President, MarchFirst, Inc., August 2000 to August 2001; President, Consumer Food Worldwide Division, Monsanto Corporation, 1996–1999. Director since February 2000.

Barry S. Rosenstein, Class I (Term expiring in 2005)	44

Founder and Managing Partner, JANA Partners LLC, 2001 to present; Co-founder and Managing Partner, Sagaponack Partners L.P., 1996 to present; Director since February 2003. Director of UST Liquidating Corporation since May 1997 and Marisa Christina, Inc. since October 1994.

Harold D. Schwartz, Class I (Term expiring in 2005)	77	President, Chez & Schwartz, Inc., marketing and sales consultants, 1973 to present. Director since 1983.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors of the Company held six meetings during fiscal year 2002. Each member of the Board of Directors attended at least 75% of all the meetings of the Board of Directors and committees of which they are members. The Board of Directors has five committees: the Audit Committee, the Finance Committee, the Compensation Committee, the Stock Option Plan Committee and the Nominating and Governance Committee, which was added in 2003.

The members of the Audit Committee are: Harold D. Schwartz (Chairman), William P. Carmichael and James W. Chamberlain. The Audit Committee assists the Board of Directors in fulfilling its responsibility for the accounting practices of the Company and reviews the selection of, and recommendations by, the Company’s independent auditors. The Audit Committee met four times during fiscal year 2002.

The members of the Finance Committee are: William P. Carmichael (Chairman), James R. Bazet, James W. Chamberlain and Barry S. Rosenstein (effective February 2003). The Finance Committee reviews and recommends financing plans and agreements. The Finance Committee did not meet during fiscal year 2002.

The members of the Compensation Committee are: Ian R. Miller (Chairman), William P. Carmichael and Harold D. Schwartz. The Compensation Committee reviews the compensation of the Company’s executive officers, except for options issued under the Company’s stock option plans. The Compensation Committee met two times during fiscal year 2002.

The members of the Stock Option Plan Committee are: James W. Chamberlain (Chairman), Harold D. Schwartz and Henry G. Chiarelli (effective February 2003). The Stock Option Plan Committee administers the Company’s stock option plans. The Stock Option Plan Committee met two times during fiscal year 2002.

The Company formed a Governance and Nominating Committee in 2003. The members of the Governance and Nominating Committee are William P. Carmichael (Chairman), Henry G. Chiarelli and Ian R. Miller. The Governance and Nominating Committee will consider candidates for director suggested by shareholders. Please refer to the section entitled Shareholder Proposals for the 2004 Annual Meeting for a description of the procedures to be followed by shareholders in submitting nominations.

COMPENSATION OF DIRECTORS

Mr. Korn in his capacity as Chairman of the Board of the Company currently receives an annual retainer of $25,000. Messrs. Carmichael, Chamberlain, Chiarelli, Miller, Rosenstein and Schwartz, who are not employees of the Company, receive annual retainers of $12,000 and a fee of $1,500 for each Board meeting and $500 for each committee meeting attended, not to exceed one Board meeting and one committee meeting or two committee meetings on any one day. When a committee meeting occurs on the same day as a Board meeting or another committee meeting, the fee for the committee meeting or meetings is reduced to $400 for each such meeting. In addition, Messrs. Carmichael, Chamberlain, Miller and Schwartz, each of whom serves as chairman of one or more committees of the Board, receives a $1,000 annual retainer for each committee chairmanship. At the present time, the other director of the Company who serves on the Board or any committee thereof receives no compensation for doing so.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as to the beneficial ownership of Common Stock, as of  February 1, 2003, of each of the Company’s directors and director nominees, each person named in the  summary compensation table below and the Company’s directors, director nominees and executive officers as  a group.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Common Stock
James R. Bazet	427,850	(2)	6.7%
William P. Carmichael	21,250	(3)	*
James W. Chamberlain	6,250	(4)	*
Henry G. Chiarelli	0		*
Carl Korn	335,948	(5)	5.2%
Gerald M. Laures	84,400	(6)	1.3%
Ian R. Miller	1,250	(7)	*
Anthony A. Mirabelli	76,000	(8)	1.2%
Barry S. Rosenstein	632,580	(9)	9.9%
Harold D. Schwartz	25,604	(10)	*
Michael Smith	57,250	(11)	*
All directors, director nominees and executive officers as a group (11 persons)	1,668,382	(12)	26.0%

*Less	than 1% of the outstanding Common Stock.
(1)	Except as otherwise disclosed, beneficial ownership includes both sole investment and voting power with respect to the shares indicated.
(2)	The amount includes 353,900 shares, which Mr. Bazet may acquire pursuant to the exercise of stock options. Mr. Bazet’s address is 6500 West Cortland Street, Chicago, Illinois 60707.
(3)	The amount includes 1,250 shares, which Mr. Carmichael may acquire pursuant to the exercise of stock options.
(4)	The amount includes 1,250 shares, which Mr. Chamberlain may acquire pursuant to the exercise of stock options.
(5)	The amount includes 1,250 shares, which Mr. Korn may acquire pursuant to the exercise of stock options. Mr. Korn’s address is 6500 West Cortland Street, Chicago, Illinois 60707.
(6)	The amount includes 10,000 shares, which Mr. Laures may acquire pursuant to the exercise of stock options.
(7)	The amount represents 1,250 shares, which Mr. Miller may acquire pursuant to the exercise of stock options.
(8)	The amount includes 75,000 shares, which Mr. Mirabelli may acquire pursuant to the exercise of stock options. 30,568 stock options expired on February 10, 2003.
(9)	The amount represents shares owned by JANA Partners LLC for which Mr. Rosenstein is Founder and Managing Partner. Mr. Rosenstein’s address is 536 Pacific Avenue, San Francisco, California 94133.
(10)	The amount includes the following: 20,195 shares owned by Harold D. Schwartz Rollover IRA, as to which Mr. Schwartz is the sole beneficiary; 159 shares owned by Chez & Schwartz, Inc., of which Mr. Schwartz is President and sole shareholder; 4,000 shares owned by a trust controlled by his wife, all of which he disclaims beneficial ownership; and 1,250 shares which Mr. Schwartz may acquire pursuant to the exercise of stock options.
(11)	The amount includes 56,250 shares, which Mr. Smith may acquire pursuant to the exercise of stock options.
(12)	The amount includes 501,400 shares, which directors and executive officers may acquire pursuant to the exercise of stock options.

To the knowledge of the Company, as of December 31, 2002, other than Mr. Korn and Mr. Bazet, the only beneficial owners of more than 5% of the outstanding shares of Common Stock are as follows:

Name and Address	Amount and Nature of Beneficial Ownership (1)	Percent of Outstanding Common Stock
Dimensional Fund Advisors	514,250	8.0%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

FMR Corporation	612,600	9.5%
82 Devonshire Street
Boston, MA 02109-3614

JANA Partners LLC	631,580	9.8%
536 Pacific Avenue
San Francisco, CA 94133

Royce & Associates LLC	362,900	5.7%
1414 Avenue of the Americas
New York, NY 10019

(1)	Beneficial ownership includes both sole investment and voting power with respect to the shares indicated.

EXECUTIVE COMPENSATION

The following table sets forth the compensation for services in all capacities to the Company for the fiscal years ended December 31, 2002, 2001 and 2000 for (i) the chief executive officer of the Company and (ii) each other executive officer of the Company whose annual salary and bonus exceeded $100,000 during 2002 (the “Named Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options/SARs	All Other Compensation ($)(1)
James R. Bazet	2002	410,654	76,644	–0–	9,000
President and Chief	2001	395,654	206,974	–0–	10,200
Executive Officer	2000	381,000	283,015	100,000	8,500

Gerald M. Laures	2002	178,500	–0–	–0–	8,349
Vice President—Finance	2001	170,100	35,721	–0–	9,539
and Corporate Secretary	2000	162,000	72,900	–0–	13,600

Anthony A. Mirabelli	2002	230,000	–0–	–0–	8,911
Senior Vice President,	2001	218,000	53,280	–0–	10,200
Marketing and Sales	2000	206,000	92,700	–0–	13,600

Michael Smith	2002	212,769	–0–	75,000	8,346
Senior Vice President and Chief	2001	174,750	70,950	75,000	8,132
Financial Officer (2)

(1)	Represents the Company’s contributions under its profit sharing and 401(k) plan.
(2)	Mr. Smith joined the Company on January 31, 2001.

STOCK OPTION GRANTS IN 2002

Shown below is information with respect to grants during 2002 to the Named Officers of options to purchase Common Stock. No stock appreciation rights (“SARs”) were granted in 2002.

						Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Securities Underlying Options/ SARs Granted (#)		Percent of Total Options/ SARs Granted to Employees in 2002	Exercise or Base Price ($/ share)	Expiration Date	5%($)	10%($)
Michael Smith	75,000	(1)	94%	7.03	1/30/2012	331,585	840,301

(1)	Options become exercisable in annual 25% increments commencing twelve months after the date of grant.

AGGREGATED OPTION EXERCISES IN 2002 AND

YEAR-END OPTION VALUES

Shown below is information with respect to options exercised during fiscal year 2002 and unexercised options to purchase Common Stock held by the Named Officers.

			Number of Securities Underlying Unexercised Options At December 31, 2002 (#)		Value of Unexercised In-The-Money Options At December 31, 2002 ($)(1)(2)
Name	Number of Shares Underlying Options Exercised (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
James R. Bazet	71,100	399,938	353,900	75,000	405,070	74,875
Gerald M. Laures	15,000	43,125	10,000	—	—	—
Anthony A. Mirabelli	—	—	75,000	—	—	—
Michael Smith	—	—	18,750	131,250	—	—

(1)	No SARs were outstanding as of December 31, 2002.
(2)	Based on the closing price on the Nasdaq National Market on December 31, 2002.

REPORT ON EXECUTIVE COMPENSATION

The members of the Compensation Committee of the Board of Directors and the Stock Option Plan Committee have furnished the following report on executive compensation:

The Compensation Committee administers the Company’s various incentive plans, including its annual bonus plan and stock incentive plans, other than the Company’s stock option plans. In addition, the Compensation Committee reviews with the Board of Directors in detail the compensation of the Named Officers. The Stock Option Plan Committee administers the Company’s stock option plans.

The compensation policy of the Company, which is endorsed by each Committee, is designed to align the interests of the Company’s executive officers and key employees with that of the Company’s shareholders and to advance the interests of the Company and its shareholders by attracting and retaining well-qualified executive officers and key employees. Therefore, it is the Company’s policy that a substantial portion of the incentive compensation of each Named Officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. When considering the compensation of the Company’s executive officers, each Committee considers, as applicable, the following factors: (a) Company performance; (b) the individual performance of each executive officer; (c) compensation levels for similar positions at comparable companies; (d) the recommendations of the Chief Executive Officer; (e) in the case of Mr. Bazet, the terms of his employment agreement dated May 11, 1999; (f) in the case of Mr. Mirabelli, the terms of his employment agreement dated January 31, 1997 and amended on April 22, 1999; and (g) in the case of Mr. Smith, the terms of his employment agreements dated January 31, 2001 and January 8, 2003.

Mr. Bazet’s salary and bonus are determined pursuant to his employment agreement. During the period commencing August 1, 2001 and ending July 31, 2002, Mr. Bazet’s annual salary was $405,000. During the period commencing August 1, 2002 and ending July 31, 2003, Mr. Bazet will receive an annual salary of $420,000. Mr. Bazet’s employment agreement provides that he will be paid an annual bonus of 2.5% of the Company’s pretax operating profit. Accordingly, Mr. Bazet’s bonus in respect to 2002 was $76,644.

Mr. Mirabelli’s salary and bonus are determined pursuant to his employment agreement. The agreement provides that Mr. Mirabelli’s annual salary is determined by the Compensation Committee, with an annual bonus targeted at 35% of his salary for any year during which the Company meets or exceeds specified pre-tax income targets under the Approved Profit Plan relating to that year. Mr. Mirabelli’s annual salary was $230,000 for the period from January 1, 2002 to December 31, 2002. The Compensation Committee did not award Mr. Mirabelli a bonus for 2002, as the Company did not meet the specified pre-tax income target.

Mr. Smith’s salary and bonus are determined pursuant to his employment agreement. The agreement provides that Mr. Smith’s annual salary for the period from January 31, 2002 to February 1, 2003 is $215,000, with an annual bonus targeted at 35% of his salary for any year during which certain agreed upon criteria are satisfied. The Compensation Committee did not award Mr. Smith a bonus for 2002, as the Company did not meet the specified pre-tax income target.

Mr. Laures’ base salary is set at competitive levels. His salary increase and bonus are paid based upon both the performance of the entire Company and individual performance. The Compensation Committee assigns specific weights to both Company and individual performance goals.

The Stock Option Plan Committee may grant options to purchase Common Stock under the Company’s stock option plans to certain key employees. The Compensation Committee may recommend to the Board of Directors that certain key employees be granted options to purchase Common Stock under all other stock incentive plans. The exercise price of each option granted is generally equal to 100% of the fair market value of the shares on the date of grant and options granted are generally exercisable commencing twelve months after the grant date, generally in an amount equal to 25% of the total number of shares covered during each successive twelve-month period. The Committees believe that such grants are an important way to link directly the financial interests of key employees with those of the Company’s shareholders. In fiscal year 2002, pursuant to the terms of his employment agreement, Mr. Smith received options to purchase 75,000 shares at the exercise price of $7.03 per share.

The foregoing report has been furnished by:

Stock Option Plan Committee:	Compensation Committee:
Mr. Chamberlain (Chairman)	Mr. Miller (Chairman)
Mr. Chiarelli	Mr. Carmichael
Mr. Schwartz	Mr. Schwartz

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors (the “Board”). The Audit Committee consists of three independent directors as defined in the listing standards of the National Association of Securities Dealers. Its duties and responsibilities are set forth in a written charter adopted by the Board.

In the course of fulfilling its responsibilities, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements for the year ended December 31, 2002;

•	discussed with representatives of Deloitte & Touche LLP (the “Independent Auditor”) the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•	received the written disclosures and the letter from the Independent Auditor required by Independence Standards Board, Independence Standard No. 1, Independence Discussions with Audit Committees;

•	discussed with the Independent Auditor its independence from the Company and management; and

•	considered whether the provision by the Independent Auditor of non-audit services is compatible with maintaining the Independent Auditor’s independence.

Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

The Audit Committee:

Mr. Schwartz (Chairman)

Mr. Carmichael

Mr. Chamberlain

PERFORMANCE GRAPH

The following Performance Graph compares the yearly percentage change in the Company’s cumulative total shareholder return on the Company’s Common Stock for the five-year period, December 31, 1997 to December 31, 2002, with the percentage change in the cumulative total return for the Russell 2000 Index (the “Russell Index”), and a peer group of companies selected by the Company (the “Peer Group”).

Companies used to construct the Peer Group index are Koss Corporation, Audiovox Corporation and Recoton Corporation. In selecting companies for the Peer Group, the Company focused on publicly traded companies that design and market electronics products, which have characteristics similar to that of the Company’s in terms of one or more of the following: type of product, end market, distribution channels, sourcing or sales volume. The returns of each of the companies in the Peer Group have been weighted according to their respective stock market capitalizations at the beginning of each period for which a return is indicated.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

The graph assumes $100 invested on December 31, 1997 in each of the Company’s Common Stock, the Peer Group and the Russell 2000 Index and in the case of the Peer Group, a reweighting of the portfolio annually, based on market capitalization of the individual companies. The graph was plotted using the following data:

	1997	1998	1999	2000	2001	2002
Cobra	$100.00	$74.260	$78.218	$87.119	$99.472	$103.590
Peer Group	100.00	114.550	484.592	312.368	352.132	473.723
Russell 2000	100.00	96.166	115.007	110.043	111.167	87.177

Note: Sources include The Nasdaq Stock Market, Russell Indexes and the Securities and Exchange Commission’s EDGAR database.

EMPLOYMENT AGREEMENTS

James R. Bazet Employment Agreement and Deferred Compensation Plan. The Company has an employment agreement with Mr. Bazet for a term ending July 31, 2004. Mr. Bazet’s current annual salary under the agreement is $420,000 plus an allowance for perquisites of not more than $15,000 annually. He is entitled to minimum annual salary increases of $15,000 and an annual bonus equal to 2.5% of the Company’s operating profit (before taxes), subject to adjustment for certain non-ordinary course transactions. All of Mr. Bazet’s stock options will be exercisable in full in the event of a change of control of the Company. The agreement also provides for the Executive Deferred Compensation Plan and related trust described below.

Mr. Bazet will be entitled to receive severance payments equal to his salary and health and dental insurance benefits through the original term of the agreement (or, if longer, six months) if the Company terminates his employment for any reason other than for cause or if the Company does not timely notify Mr. Bazet of its intention not to renew his employment. He would also be entitled to receive his bonus for the then current fiscal year. Mr. Bazet would receive these payments and other benefits if he terminates his employment with the Company in response to specified changes in his status with the Company or in the event of a material breach by the Company of its obligations under the agreement. The Company’s obligation to make severance payments would be reduced to the extent Mr. Bazet receives compensation from other entities during the severance payment period. If Mr. Bazet dies during the term of the agreement or becomes disabled, the Company will be obligated to pay a pro-rated bonus for the then current fiscal year.

The Executive Deferred Compensation Plan was established by the Company to provide retirement benefits to Mr. Bazet described in his employment agreement. Mr. Bazet began to vest in his benefits under the plan on August 1, 2001, when he was credited with four years of service and became 10% vested. If he remains employed with the Company, his vested percentage will increase in 10% increments annually until he has seven years of service and thereafter, his vested percentage will increase in 20% increments until he is fully vested at ten years of service (August 1, 2007). His total annual benefits under the plan will be equal to 60% of his “average annual compensation” (the average of his salary and bonus for the three years in which that combined amount was the highest), multiplied by his vested percentage upon termination. If Mr. Bazet becomes entitled to retirement benefits under the plan, he will receive benefits for 10 years, plus one year for each year of service in excess of 10 years of service credited to Mr. Bazet, up to a maximum payment period of 15 years.

If Mr. Bazet’s employment is terminated by the Company for reasons other than cause or if he terminates his employment with the Company (i) in response to specified changes in his status with the Company or (ii) in the event of a material breach by the Company of its obligations under his employment agreement before he completes seven years of service, he will be deemed to have completed seven years of service for purposes of determining his vested percentage. In addition, Mr. Bazet will be 100% vested if he becomes disabled or if there is a change of control of the Company. Death benefits are payable to Mr. Bazet’s designated beneficiary if he dies before his accrued benefit is fully distributed. The Company has established a trust to hold certain assets that will be used by the Company to fund its liabilities under the plan. Currently, the only asset held by the trust is a life insurance policy purchased by the Company in respect of Mr. Bazet’s life, which will be used to fund liabilities under the plan.

Anthony A. Mirabelli Employment Agreement. The Company has an employment agreement with Mr. Mirabelli for an indefinite term. Mr. Mirabelli’s current annual salary under the agreement is $238,000 plus an allowance for perquisites of not more than $10,000 annually. He is entitled to an annual bonus equal to 35% of his base salary if certain agreed-upon criteria are satisfied.

If Mr. Mirabelli’s employment is terminated other than for cause, he will be entitled to receive an amount equal to his then current annual salary to be paid in 26 equal bi-weekly payments and a pro-rated bonus. The Company will, without regard to the basis for termination, provide a one year continuation of the then current medical and dental benefits made available to Mr. Mirabelli and his family. The Company will also provide specified outplacement benefits. The Company’s obligation to make severance payments would be reduced to the extent Mr. Mirabelli receives compensation from other entities during the one-year severance payment period.

Michael Smith Employment Agreement. The Company has an employment agreement with Mr. Smith beginning on January 1, 2003 and ending on December 31, 2005. Mr. Smith’s current annual salary under the agreement is $225,000 plus an allowance for perquisites of not more than $10,000 annually. During the term of Mr. Smith’s agreement, he is entitled to an annual salary increase of $15,000 on December 31, 2003 and $14,000 on December 31, 2004 as well as an annual bonus equal to 35% of his base salary if certain agreed-upon criteria are satisfied. The agreement also provides for a stock option to purchase an aggregate of 10,000 shares of the Company’s common stock granted to Mr. Smith on January 15, 2003. Mr. Smith is also entitled to additional grants of equity compensation under any new equity compensation plan as shall be approved by the Board of Directors, or in lieu of any new plan, further option grants of not less than 10,000 shares per year. Each option vests over four years, 25% each anniversary of the grant date. These stock options will be exercisable in full in the event of a change of control of the Company.

If Mr. Smith’s employment is terminated by the Company for reasons other than cause or if he terminates his employment after (i) being removed as Chief Financial Officer or a Senior Vice-President of the Company, (ii) being demoted in title or responsibilities, (iii) his principal permanent office with the Company is relocated more than 50 miles, (iv) being prevented by the Chief Executive Officer, Board of Directors or employees of the Company from exercising his responsibilities as Chief Financial Officer or (v) a material breach of his employment agreement by the Company that remains uncured for 60 days following his written notice to the Company, he will be entitled to receive an amount equal to his then current bi-weekly salary until 13 bi-weekly payments have been made or until the end of the employment period, whichever occurs later; and a pro-rated bonus. However, if a change of control occurs between January 1, 2003 and the date of such termination of employment, then the Company shall continue to make such bi-weekly payments until the Company has made 26 such payments or until the end of the employment period, whichever occurs later. The Company will provide a continuation of the then current medical and dental benefits made available to Mr. Smith and his family for as long as he is receiving salary payments. The Company will also provide specified outplacement benefits. The Company’s obligation to make severance payments would be reduced to the extent Mr. Smith receives compensation from other entities during the severance payment period.

Deferred Compensation Plan for Select Executives. The Deferred Compensation Plan for Select Executives was established by the Company to provide retirement benefits to certain executives selected by the Company. Currently, the executives covered by the plan are Gerald M. Laures, Anthony A. Mirabelli, and Michael Smith. A participant must be credited with at least four years of service with the Company (beginning on January 1, 1999) to be entitled to any benefits under the plan at which time the participant is 10% vested. If the participant remains employed with the Company beyond the four years, his vested percentage will increase in 10% increments annually until he reaches seven years of service and thereafter, his vested percentage will increase in 20% increments until he is fully vested at ten years of service. The total annual benefits under the plan will be equal to 50% of the participant’s “average annual compensation” (the average of the participant’s salary and bonus for his last three years of employment with the Company), multiplied by his vested percentage upon termination. If a participant becomes entitled to retirement benefits under the plan, he will receive benefits for a 10-year period.

A participant will be 100% vested if he becomes disabled or if a change of control of the Company occurs. In addition, death benefits are payable to a participant’s designated beneficiary in the event the participant dies before his accrued benefit is fully distributed. Obligations under the plan will be funded by the cash surrender value of officers’ life insurance policies.

CERTAIN TRANSACTIONS

The Company made a bridge loan to Mr. Bazet on October 6, 1999 in the aggregate principal amount of $80,000 for the purpose of purchasing a residence. The loan accrues interest at the greater of the prime rate or the

Company’s average weighted interest rate on its indebtedness for borrowed money. Accrued interest is added to the principal amount of the loan. The note evidencing the loan was amended in March 2002, to extend the due date to March 31, 2004, and to provide for repayment of $30,000 of the principal amount of the note by  March 31, 2002, $30,000 of the principal amount of the note by March 31, 2003, and the balance of the outstanding principal and accrued interest under the note by March 31, 2004. On February 24, 2003, Mr. Bazet made a payment of $30,000 on the note. As a result of this payment, the aggregate amount of principal and accrued interest outstanding under the note decreased from $63,668 to $36,143.

On July 17, 2002, Mr. Bazet borrowed $399,938 from the Company pursuant to a full recourse term promissory note. The proceeds of the loan were used to exercise incentive stock options for 71,100 shares of common stock. The loan accrues interest at the prime rate. The entire principal indebtedness, together with all accrued and unpaid interest, will be due and payable on July 18, 2006. Interest will be payable on July 18 in each year, commencing on July 18, 2003. As of March 31, 2003, Mr Bazet was indebted to the Company under this loan in the amount of $412,519.

AUDITORS

Deloitte & Touche LLP has been selected by the Board of Directors to serve as the Company’s independent auditors for 2003. The Company expects a representative of Deloitte & Touche LLP to be present at the 2003 Annual Meeting of Shareholders, and the representative will be given an opportunity to make a statement and to respond to appropriate questions from shareholders.

Aggregate fees billed to the Company for the fiscal year ended December 31, 2002 and 2001 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates are as follows:

	2002		2001
Audit Fees	$166,095		$127,231
Audit Related Fees	29,300	(a)	123,720	(b)

Total Audit and Audit-Related Fees	195,395		250,951
Tax Fees	122,423	(c)	—
All Other Fees	NONE		NONE

Total Fees	$317,818		$250,951

(a)	Includes fees for the employee benefit plan audit, assistance provided in the implementation of new accounting standards and consultation on certain financial accounting and reporting standards not arising as part of the audit.
(b)	Includes fees for due diligence services provided in connection with the Company’s proposed acquisition of Lowrance Electronics Inc., the employee benefit plan audit and assistance provided in the implementation of new accounting standards and consultation on certain financial accounting and reporting standards not arising as part of the audit.
(c)	Includes fees for preparation of federal and state income tax extensions and returns and amended Illinois state tax returns, consultation of various employment tax issues, consultation on sales and use tax issues, consultation on the write-down of prepaid advertising and liquidation reserves and various other miscellaneous tax consultative services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of copies of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Securities Exchange Act of 1934 which were furnished to the Company by persons who were, at any time during 2002, directors or executive officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, all persons filed the reports required by such Section 16(a) on a timely basis during or with respect to 2002 other than Henry G. Chiarelli, who was late in filing one Form 3.

SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

In order to be considered for inclusion in the Company’s proxy materials for the 2004 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company no later than December 12, 2003. In addition, regardless of whether a shareholder nominee for director or other proposal is included in the Company’s 2004 Proxy Statement as a nominee or proposal to be considered by shareholders, the Company’s Bylaws establish an advance notice procedure for shareholder nominees and proposals to be brought before the annual meeting of shareholders. Shareholders at the 2003 Annual Meeting of shareholders may consider a nomination or proposal brought by a shareholder of record on April 4, 2003 who is entitled to vote at the 2003 Annual Meeting and who has given the Company timely written notice, in proper form, of the shareholder’s proposal or nomination. A shareholder nomination or proposal intended to be brought before the 2003 Annual Meeting must have been received by the Company after the close of business on February 3, 2003 and prior to the close of business on February 28, 2003. The Company did not receive notice of any shareholder nomination or proposal relating to the 2003 Annual Meeting.

The 2004 Annual Meeting of Shareholders is expected to be held on May 11, 2004. A shareholder nomination or proposal intended to be brought before the 2004 Annual Meeting must be received by the Company after the close of business on February 3, 2004 and prior to the close of business on February 28, 2004. All nominations and proposals should be directed to the attention of Gerald M. Laures, Corporate Secretary, 6500 West Cortland Street, Chicago, Illinois 60707.

REQUEST TO VOTE, SIGN AND RETURN PROXIES

Whether or not you plan to attend the Annual Meeting of Shareholders on May 13, 2003, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.

OTHER MATTERS

At the date of this Proxy Statement, the Board of Directors is not aware of any matters, other than the election of Class II directors, that may be brought before the 2003 Annual Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote that proxy in accordance with their judgment on such matters. In addition to use of the mails, the Company may also solicit proxies by telephone, telegraph or similar means. The Company’s registrar and transfer agent, American Stock Transfer & Trust Company, will assist the Company in its solicitation of proxies and will not receive any additional fee for its services. Other than American Stock Transfer & Trust Company, no specially engaged employees or paid solicitors will be used in this solicitation, the expenses of which will be paid by the Company (such expenses are not expected to exceed the amount normally expended for an uncontested solicitation in connection with an election of directors). Officers and other regular employees of the Company will not receive any additional compensation in connection with this solicitation.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR 2002 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE REQUIRED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE, WILL BE FURNISHED WITHOUT CHARGE, BY FIRST CLASS MAIL, UPON THE WRITTEN OR ORAL REQUEST OF ANY SHAREHOLDER, INCLUDING ANY BENEFICIAL OWNER ENTITLED TO VOTE AT THE MEETING, DIRECTED TO THE ATTENTION OF GERALD M. LAURES, CORPORATE

SECRETARY, 6500 WEST CORTLAND STREET, CHICAGO, ILLINOIS 60707, TELEPHONE: (773) 889-8870. SUCH REPORT IS ALSO AVAILABLE THROUGH THE COMPANY’S WEBSITE AT WWW.COBRA.COM.

By order of the Board of Directors,

Gerald M. Laures

Secretary

Cobra Electronics Corporation

Chicago, Illinois

April 11, 2003

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND  RESULTS OF OPERATIONS

Corporate Overview

Net sales decreased 9.5% to $135.8 million for the year ended December 31, 2002, compared to 2001, while gross margin also declined from 26.0% to 25.2%. Net income in 2002 was $1.7 million, or $0.26 per diluted share, compared to $4.7 million, or $0.73 per diluted share for 2001. Results for 2001 included after-tax expenses of approximately $800,000 associated with a terminated acquisition.

Results of Operations

        2002 Compared to 2001

The $14.2 million decline in net sales mostly reflected a $15.7 million drop in sales to K-Mart due to the restrictions the Company imposed on this account at the time of its bankruptcy filing, as well as the difficult economy, which intensified pressure for reduced prices, particularly in the two-way FRS/GMRS radio market. Another factor in the decline in 2002 net sales was the selection by Costco of a competitor for an FRS promotion, resulting in a decline in net sales to this account of $15.6 million. Partially offsetting the overall decrease were sales to Wal-Mart, which increased $13.2 million in 2002 and increased international sales (from $12.9 million to $15.1 million).

Gross margin for 2002 was 25.2% compared to 26.0% in 2001. The decrease primarily reflected a decline in liquidation prices for FRS and Detection units that are returned by consumers but are not sent back to the vendor for credit or refurbished and sold as refurbished product, as well as increases in the rates of return of FRS and Detection products. Additionally, the Federal Communication Commission’s decision to regulate the radar detector industry affected it to a lesser degree (and was offset by several other items) as some non-compliant Detection products had to be sold off more quickly at lower prices.

Selling, general and administrative expense, excluding the expenses for the terminated acquisition of Lowrance Electronics, Inc. (“Lowrance”) in 2001, increased $2.7 million, or 9.4%, and as a percentage of net sales increased to 22.9% in 2002 from 18.9% in 2001. Approximately $2.3 million of the increase reflected additional variable selling expenses incurred in connection with marketing support that the Company provided its retail customers as it shifted away from promotional pricing towards more cooperative advertising and similar programs to build store traffic. Also, the Company purchased insurance on a portion of the outstanding accounts receivable balance beginning in 2000. In 2002, the Company increased the insurance coverage, permitting a reduction of $772,000 in the allowance for claims and doubtful accounts.

Interest expense for 2002 was $228,000, which was $559,000 lower than 2001, because of significantly lower average debt in 2002.

Other income for 2002 was $91,000 compared to an expense of $117,000 in 2001. The difference represented losses incurred in 2001 on disposal of fixed assets in conjunction with the remodeling of the Company’s Chicago headquarters.

Income tax expense decreased $2.2 million to $1.3 million in 2002 due to lower pre-tax income. The effective tax rate was 43.9% in 2002 compared to 43.4% in 2001.

        2001 Compared to 2000

Net sales increased 4.8% to $150.0 million in 2001. Sales growth resulted principally from higher sales of the Company’s domestic microTALK FRS two-way radios because of strong consumer demand and increased retail distribution, offset in part by the weak economy.

Contributing to the increase in domestic FRS two-way radio sales was the introduction of several new products, including a new GMRS two-way radio and two new SNAP™ replacement front FRS models. Additionally, domestic retail distribution of FRS increased with sales to Wal-Mart, a new FRS customer for 2001, and substantially higher sales to several other existing customers. The Company also developed new distribution channels for FRS in 2001, including food and drug chains, home improvement chains and cruise ship lines.

Gross margin for 2001 was 26.0% compared to 27.5% in 2000, reflecting pricing pressures in the marketplace for Detection and FRS products, partially offset by improved sourcing. The Company responded to competitive opportunities with targeted promotions and merchandising efforts, including special displays, price reductions and consumer rebates.

Selling, general and administrative expense, excluding the expenses for the terminated acquisition of Lowrance, increased $1.8 million, or 6.8%, and as a percentage of sales increased to 18.9% in 2001 from 18.6% in 2000. The overall increase reflected primarily additional variable and fixed selling expenses. The increase in variable selling expenses, which accounted for the vast majority of the overall increase, was due to higher sales volume and the Company’s efforts to take advantage of opportunities to increase shelf space and consumer awareness as well as higher costs incurred to drive consumer demand in the face of the economic slowdown. The increase in fixed selling expenses resulted primarily from increased investments in building the Company’s European business.

On May 2, 2001, the Company terminated its tender offer for Lowrance common stock and the related merger agreement due to a material adverse change in Lowrance’s net sales and earnings relative to financial projections provided to Cobra by Lowrance. During the second quarter of 2001, the Company recorded a $1.4 million charge for expenses associated with the terminated acquisition. These expenses consisted of bank, legal and due diligence fees. All charges pertaining to the terminated acquisition were recorded in the second quarter of 2001.

Interest expense for 2001 was $787,000, which was $102,000 lower than 2000, primarily because of a lower weighted average interest rate in 2001.

Other expense for 2001 was $117,000 compared to $611,000 in 2000 due to lower bank fees, lower losses on disposal of fixed assets in conjunction with the remodeling of the Company’s Chicago headquarters and lower losses that were recognized on investments in the cash surrender value of life insurance policies.

Income tax expense decreased $538,000 to $3.6 million in 2001 due to the lower pre-tax income. The effective tax rate in 2001 was 43.4%. Major items contributing to the higher effective tax rate were the following: an excess net operating loss (NOL) deferred tax asset that was written off as all of the Company’s remaining NOLs were fully utilized in 2001; a nondeductible net loss at the Company’s Irish subsidiary because of investments made in building the European business; and an increase in partially non-deductible permanent items, such as meals and entertainment expenses, which were higher as the Company aggressively continued to expand its customer base.

Liquidity and Capital Resources

On January 31, 2002 the Company executed a new three-year revolving credit agreement for $55 million with three financial institutions. Borrowings and letters of credit issued under the agreement are secured by substantially all of the assets of the Company, with the exception of real property and the cash surrender value of certain life insurance policies owned by the Company. The credit agreement was amended as of February 18, 2003 to address certain covenant violations then existing and decrease the earnings requirements for each calendar quarter through March 31, 2004 and to provide for increased permitted capital expenditures in 2003. Loans outstanding under the amendment bear interest, at the Company’s option, at prime rate or at LIBOR plus

200 basis points. The amendment also increased the fee on letters of credit from 1.0% to 1.25%. The credit agreement specifies that the Company may not pay cash dividends and contains certain financial and other covenants, including a requirement that James R. Bazet continue as CEO of the Company. At December 31, 2002, the Company had approximately $28.3 million available under this credit line based on asset advance formulas.

Net cash flows generated in operating activities were $19.6 million for the year ended December 31, 2002. Operating cash flows were generated principally from a $17.0 million decrease in accounts receivable. Accounts receivable decreased because of lower fourth quarter 2002 sales combined with strong cash collections.

Working capital requirements are seasonal, with demand for working capital being higher later in the year as customers begin purchasing for the holiday selling season. The Company believes that cash generated from operations and from borrowings under its credit agreement will be sufficient in 2003 to fund its working capital needs. In 2002, the Company utilized approximately $433,000 of AMT credit carryforwards. AMT credit carryforwards of $276,000 at December 31, 2002 are expected to be used in 2003. Upon utilization of all of its AMT credit carryforwards, the Company will begin making payments for federal income taxes.

Investing activities required cash of $2.6 million in 2002, principally for the purchase of tooling and equipment. Cash used in financing activities amounted to $14.9 million in 2002, reflecting $15.4 million of net repayments under the Company’s line-of-credit agreement, which was paid using cash collected from customer receivables.

The Company believes that for the foreseeable future, it will be able to continue to fund its operations with cash generated from operations using existing or similar future bank credit agreements to fund its seasonal working capital needs.

In August 1998, the Company’s Board of Directors authorized a repurchase of up to $1 million of the Company’s common stock. On May 17, 1999, the Company announced that a second repurchase program was approved to acquire up to another $1 million of common stock. During 2001 and 2002, the Company did not repurchase any of its shares. Through December 31, 2002, the Company has repurchased 387,900 shares at an aggregate cost of $1.6 million for an average per share cost of $4.12.

Total outstanding commitments at December 31, 2002 were as follows: (in thousands)

	Total	Less than 1 year	1 to 3 years	3 to 5 years	After 5 years
Long-term debt	$—	$—	$—	$—	$—
Operating leases	1,348	345	315	94	594
Purchase obligations	13,801	13,801	—	—	—
Letters of credit	6,826	6,826	—	—	—

Total	$21,975	$20,972	$315	$94	$594

The Company does not have any other significant long-term obligations, contractual obligations, lines of credit, standby letters of credit, guarantees, standby repurchase obligations or other commercial commitments.

Critical Accounting Policies

The Company’s significant accounting policies are discussed in the notes to the consolidated financial statements. The application of certain of these policies requires significant judgments or an historical based estimation process that can affect the results of operations and financial position of the Company as well as the related footnote disclosures. The Company bases its estimates on historical experience and other assumptions that it believes are reasonable. If actual amounts ultimately differ from previous estimates, the revisions are included in the Company’s results of operations for the period in which the actual amounts become known. Critical accounting policies generally consist of those that are reflective of significant judgments and uncertainties, and could potentially result in materially different results under different assumption conditions. The accounting policies and estimates that can have a significant impact upon the operating results, financial position and footnote disclosures of the Company are as follows:

Revenue Recognition    Revenue from the sale of goods is recognized at the time of shipment. Obligations for sales returns and allowances and product warranties are recognized at the time of sale on an accrual basis as described below.

Sales Returns Reserve    The reserve reflects the gross profit impact of expected returns and related stock adjustments, as well as reducing accounts receivable and increasing inventory for the amount of expected returns. The amount of the reserve is determined by multiplying the sales and cost of sales by product category for the current quarter by historical return rates adjusted for any known changes in key variables affecting return rates. Thus, judgments must be made regarding anticipated return rates. This reserve will vary based on the changes in sales, gross margin and historical, as well as anticipated, return rates from quarter to quarter.

Warranty Reserve    The Company provides a two-year warranty for its products and also allows customers to return defective product that has been returned by the consumer. Consequently, it maintains a warranty reserve, which reflects historical warranty returns rates by product category multiplied by the most recent six months of unit sales of that model and the unit standard cost of the model. The Company uses the most recent six months of unit sales in the estimate, as historical experience tells the Company that most warranty returns will occur within six months of their original sale date. Therefore, judgments must be made based on historical warranty returns rates and how the returned product will be disposed, either by liquidation or return to vendors. This reserve may vary based upon the level of sales and changes in historical return rates from quarter to quarter as well as estimated costs of disposal.

Liquidation Reserve    The Company maintains a reserve representing the write-down of returned inventory to net realizable value. Returned inventory is either sold to various liquidators or returned to vendors for credit against similar, new models depending upon the level of demand for the models. Judgments are made as to whether various models are to be liquidated or returned to vendor and, for the former, the liquidation prices expected to be received. This reserve can fluctuate significantly from quarter to quarter depending upon quantities of returned inventory on hand and the estimated liquidation price per unit.

Advertising and Sales Promotion Accrual    The reserve reflects amounts provided to retailers and distributors for advertising and sales promotions. Customer programs, agreed to at the beginning of each year, are mainly variable programs dependent on sales, and may be revised during the course of the year, based upon a customer’s projected sales and other factors, such as, new promotional opportunities. Accruals are made monthly for each customer, by multiplying an estimated program accrual percentage by the customer’s actual sales. Therefore, this accrual will vary depending on a given quarter’s sales and the sales mix of customers from quarter to quarter. In addition, should a customer significantly exceed or fall short of their planned program sales, adjustments may need to be made to the customer’s estimated program accrual percentage due to certain minimum and/or maximum sales thresholds in the customer’s programs.

Deferred Compensation    Obligations under the deferred compensation plans and annual deferred compensation expense are determined by a number of assumptions. Key assumptions in determination of obligations under the plans and annual deferred compensation expenses include the discount rate and anticipated compensation for each individual covered by the plans, which in part is dependent upon the anticipated future profitability of the Company. The discount rate used approximates the fixed rate of return the company earns on the cash surrender value of an insurance policy purchased to fund payments to the retired president and CEO, which represented approximately half of the total obligation of the plans at December 31, 2002. This discount rate was 8% for both 2002 and 2001. The compensation increase assumptions are based on historical experience and anticipated future actions and performance.

Net Realizable Value Reserve    The Company maintains a reserve to write-down certain non-defective inventory below cost, as necessary. The reserve includes models where it is determined that net realizable value is less than cost. Thus, judgments must be made about which models are to be included and the estimated net realizable value. This reserve will vary depending upon the specific models selected, the estimated net realizable value for each model and quantities of each model that are determined to be necessary from quarter to quarter.

The above listing is not intended to be a comprehensive list of all of the Company’s accounting policies. In most cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the U.S., with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. See Note 1 to Cobra’s consolidated financial statements, which is incorporated herein by reference, for a complete description of the Company’s significant accounting policies.

Quantitative and Qualitative Disclosures About Market Risk

The Company is subject to market risk associated principally with changes in interest rates and foreign exchange rates. The Company does not have any interest rate exposure at December 31, 2002, as there is no outstanding debt. However, debt incurred is priced at interest rates that float with the market, which therefore minimizes interest rate exposure.

The Company’s suppliers are located in foreign countries, principally in Asia, and the Company made approximately 11.1% of its sales outside the United States in 2002. The Company minimizes its foreign currency exchange rate risk by conducting all of its transactions in U.S. dollars, except for some of the billings of its European business, which are conducted in euros. The Company does not use derivative financial or commodity instruments for trading or speculative purposes, however, forward contracts are occasionally used for hedging some euro denominated transactions for the Company’s European business. Please refer to Note 4 in the financial statements, which is incorporated herein by reference.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 found at Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the SEC, press releases, or otherwise. Statements contained in this report that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. Forward-looking statements may include, but are not limited to, projections of revenue, income or loss and capital expenditures, statements regarding future operations, anticipated financing needs, compliance with financial covenants in loan agreements, liquidity, plans for acquisitions or sales of assets or businesses, plans relating to products or services, assessments of materiality, expansion into international markets, growth trends in the consumer electronics business, technological and market developments in the consumer electronics business, the availability of new consumer electronics products and predictions of future events, as well as assumptions relating to these statements. In addition, when used in this report, the words “anticipates,” “believes,” “should,” “estimates,” “expects,” “intends,” “plans” and variations thereof and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Consequently, future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements contained in this report or in other Company filings, press releases, or otherwise. Factors that could contribute to or cause such differences include, but are not limited to, unanticipated developments in any one or more of the following areas:

•	global economic and market conditions, including continuation of or changes in the current economic environment;

•	our ability to introduce new products to meet consumer needs, including timely introductions as new consumer technologies are introduced, and customer and consumer acceptance of our new product introductions;

•	pressure for the Company to reduce prices for older products as newer technologies are introduced;

•	significant competition in the consumer electronics business, including introduction of new products and changes in pricing;

•	factors related to foreign manufacturing, sourcing and sales (including foreign government regulation, trade and importation concerns and effects of fluctuation in exchange rates);

•	our ability to maintain adequate financing, to bear the interest cost of such financing and to remain in compliance with financing covenants;

•	changes in law; and

•	other risk factors, which may be, detailed from time to time in the Company’s SEC filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this report, which speak only as of the date set forth on the signature page hereto. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events.

Quarterly Financial Data (Unaudited)

	Quarter Ended
	March 31		June 30		September 30		December 31
	2002	2001	2002	2001	2002	2001	2002	2001
	(In thousands, except per share amounts)
Net sales	$21,042	$30,008	$36,264	$34,488	$35,924	$35,051	$42,610	$50,484
Cost of sales	16,281	22,166	27,040	25,901	27,528	26,046	30,713	36,929
Gross profit	4,761	7,842	9,224	8,587	8,396	9,005	11,897	13,555
Selling, general and administrative expense	5,073	6,205	8,098	6,488	7,729	6,548	10,174	9,163
Expenses for the terminated Lowrance acquisition	—	—	—	1,402	—	—	—	—
Operating income (loss)	(312)	1,637	1,126	697	667	2,457	1,723	4,392
Tax provision (benefit)	(156)	450	492	233	216	858	795	2,053
Net income (loss)	(236)	722	621	374	338	1,375	997	2,214
Net income (loss) per share (a):
Basic	(0.04)	0.12	0.10	0.06	0.05	0.22	0.16	0.35
Diluted	(0.04)	0.11	0.09	0.06	0.05	0.22	0.15	0.35
Weighted average shares outstanding:
Basic	6,315	6,178	6,349	6,221	6,407	6,243	6,420	6,302
Diluted	6,460	6,440	6,570	6,490	6,553	6,383	6,477	6,408
Stock Price:
High	8.250	10.313	9.250	9.000	8.420	8.700	7.000	7.110
Low	6.040	5.000	7.400	6.000	6.180	4.950	5.800	5.200
End of Quarter	7.540	9.063	8.250	7.900	6.250	5.500	6.540	6.280
Trading Volume	946	2,225	1,332	1,898	609	1,568	509	1,259

(a)	The total quarterly income per share may not equal the annual amount because net income per share is calculated independently for each quarter.

Market for the Registrant’s Common Equity and Related Shareholder Matters

The Company’s common stock trades on The NASDAQ Stock Market under the symbol COBR. As of March 6, 2003, the Company had approximately 855 shareholders of record and approximately 1,753 shareholders for whom securities firms acted as nominees. The Company’s common stock is the only class of equity securities outstanding.

FIVE YEAR FINANCIAL SUMMARY

Years Ended December 31	2002	2001	2000	1999	1998
	(in thousands, except per share amounts)
Operating Data:
Net sales	$135,840	$150,031	$143,204	$118,693	$103,414
Gross profit	34,277	38,989	39,421	30,152	24,661
Selling, general and administrative expense	31,074	28,404	26,600	23,540	19,747
Expenses for the terminated Lowrance acquisition	—	1,402	—	—	—
Operating income	3,203	9,183	12,821	6,612	4,914
Tax provision (benefit)	1,346	3,594	4,132	1,744	(10,403)
Net income	1,720	4,685	7,189	3,983	14,200

Net Income per share:
Basic	0.27	0.75	1.17	0.66	2.30
Diluted	0.26	0.73	1.12	0.65	2.20

As of December 31:
Total assets	75,182	89,592	77,761	59,579	64,419
Short-term debt	—	—	13,376	4,083	14,316
Long-term debt	—	15,378	—	—	—
Shareholders’ equity	56,279	53,972	48,626	41,572	37,496
Book value per share	$8.77	$8.56	$7.89	$6.80	$6.18
Shares outstanding	6,420	6,303	6,166	6,118	6,066

Note: Under the terms of its credit agreement, the Company may not pay cash dividends.

CONSOLIDATED STATEMENTS OF INCOME

Cobra Electronics Corporation

Years Ended December 31	2002	2001	2000
	(in thousands, except per share amounts)
Net sales	$135,840	$150,031	$143,204
Cost of sales	101,563	111,042	103,783

Gross profit	34,277	38,989	39,421
Selling, general and administrative expense	31,074	28,404	26,600
Expenses for the terminated Lowrance acquisition	—	1,402	—

Operating income	3,203	9,183	12,821
Other income (expense):
Interest expense	(228)	(787)	(889)
Other income (expense), net	91	(117)	(611)

Income before income taxes	3,066	8,279	11,321
Tax provision	1,346	3,594	4,132

Net income	$1,720	$4,685	$7,189

Net income per common share:
Basic	$0.27	$0.75	$1.17
Diluted	$0.26	$0.73	$1.12
Weighted average shares outstanding:
Basic	6,373	6,236	6,142
Diluted	6,505	6,403	6,394

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

Cobra Electronics Corporation

At December 31	2002	2001
	(in thousands)
ASSETS:
Current assets:
Cash	$2,829	$675
Receivables, less allowances for claims and doubtful accounts of $1,179 in 2002 and $2,518 in 2001	24,784	41,798
Inventories, primarily finished goods.	20,956	22,190
Deferred income taxes	6,552	7,661
Other current assets	3,868	2,488

Total current assets	58,989	74,812

Property, plant and equipment, at cost:
Land	330	330
Buildings and improvements	4,542	4,008
Tooling and equipment	19,865	17,966

	24,737	22,304
Accumulated depreciation	(17,317)	(14,843)

Net property, plant and equipment	7,420	7,461

Other assets:
Cash surrender value of officers’ life insurance policies	5,966	5,753
Other	2,807	1,566

Total other assets	8,773	7,319

Total assets	$75,182	$89,592

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS (cont.)

Cobra Electronics Corporation

At December 31	2002	2001
	(in thousands, except share data)
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$4,292	$2,935
Accrued salaries and commissions	881	1,445
Accrued advertising and sales promotion costs	2,002	4,182
Accrued product warranty costs	2,137	2,721
Other accrued liabilities	2,133	1,246

Total current liabilities	11,445	12,529
Non-current liabilities:
Deferred compensation	3,785	3,328
Deferred income taxes	3,673	4,385
Long-term debt	—	15,378

Total non-current liabilities	7,458	23,091

Total liabilities	18,903	35,620

Commitments and contingencies (Notes 5, 9 and 12)
Shareholders’ equity:
Preferred stock, $1 par value, shares authorized—1,000,000; none issued	—	—
Common stock, $.33 1/3 par value, 12,000,000 shares authorized, 7,039,100 issued for 2002 and 2001	2,345	2,345
Paid-in capital	19,772	19,899
Retained earnings	38,049	36,329
Accumulated other comprehensive income.	35	—

	60,201	58,573
Treasury stock, at cost (619,323 shares for 2002 and 736,048 shares for 2001)	(3,922)	(4,601)

Total shareholders’ equity	56,279	53,972

Total liabilities and shareholders’ equity	$75,182	$89,592

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Cobra Electronics Corporation

Years Ended December 31	2002	2001	2000
	(in thousands)
Cash flows from operating activities:
Net income	$1,720	$4,685	$7,189
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	2,738	2,213	1,758
Loss on cash surrender value of life insurance	79	81	123
Tax benefit from stock options exercised	43	228	—
Deferred taxes	407	2,443	3,859
Loss on sale of fixed assets	3	190	345
Changes in assets and liabilities:
Receivables	17,014	(5,826)	(10,551)
Inventories	1,234	(3,317)	(10,184)
Other current assets	(1,449)	712	940
Other assets	(1,514)	204	(1,030)
Accounts payable	1,357	(465)	608
Accrued liabilities	(2,441)	203	1,037
Deferred compensation	457	360	334

Net cash flows from (used by) operating activities	19,648	1,711	(5,572)

Cash flows used in investing activities:
Capital expenditures	(2,333)	(3,361)	(3,331)
Cash surrender value of life insurance	(292)	(164)	(294)

Net cash flows used in investing activities	(2,625)	(3,525)	(3,625)

Cash flows from financing activities:
Net borrowings (repayments) under the line-of-credit agreement	(15,378)	2,002	9,293
Transactions related to exercise of stock options, net	509	433	251
Transactions related to stock repurchase	—	—	(386)

Net cash flows from (used in) financing activities	(14,869)	2,435	9,158

Net increase (decrease) in cash	2,154	621	(39)
Cash at beginning of year	675	54	93

Cash at end of year	$2,829	$675	$54

Supplemental disclosure of cash flow information:

	2002	2001	2000
Cash paid during the year for:
Interest	$277	$837	$757
Income taxes	600	572	581

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Cobra Electronics Corporation

Three Years Ended December 31, 2002	Common Stock	Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total
	(dollars in thousands)
Balance—January 1, 2000	$2,345	$20,301	$24,455	$(5,529)	—	$41,572
Net income	—	—	7,189	—	—	7,189
Treasury stock purchases	—	—	—	(386)	—	(386)
Transactions related to exercise of options, net	—	(269)	—	520	—	251

Balance—December 31, 2000	$2,345	$20,032	$31,644	$(5,395)	—	$48,626
Net income	—	—	4,685	—	—	4,685
Transactions related to exercise of options, net	—	(361)	—	794	—	433
Tax benefit from stock options exercised	—	228	—	—	—	228

Balance—December 31, 2001	$2,345	$19,899	$36,329	$(4,601)	—	$53,972
Comprehensive income:
Net income	—	—	1,720	—	—	1,720
Accumulated other comprehensive income—foreign currency translation adjustment	—	—	—	—	$35	35

Total comprehensive income						1,755
Transactions related to exercise of options, net	—	(170)	—	679	—	509
Tax benefit from stock options exercised	—	43	—	—	—	43

Balance—December 31, 2002	$2,345	$19,772	$38,049	$(3,922)	$35	$56,279

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cobra Electronics Corporation

Three years ended December 31, 2002, 2001 and 2000

(1)  Summary of Significant Accounting Policies

Business—The Company designs and markets consumer electronics products, which it sells under the COBRA brand name principally in the United States, Canada and Europe. A majority of the Company’s products are purchased from overseas suppliers, primarily in China, Thailand, Hong Kong and South Korea. The consumer electronics market is characterized by rapidly changing technology and certain products may have limited life cycles. Management believes that it maintains strong relationships with its current suppliers and that, if necessary, other suppliers could be found. The extent to which a change in a supplier would have an adverse effect on the Company’s business depends on the timing of the change, the product or products that the supplier produces for the Company and the volume of that production. The Company also maintains insurance coverage that would, in certain limited circumstances, reimburse the Company for lost profits resulting from a vendor’s inability to fulfill its commitments to the Company.

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Translation of Foreign Currencies—Assets and liabilities of consolidated foreign subsidiaries are translated into U.S. dollars at exchange rates in effect at year end. Revenues and expenses are translated at average exchange rates prevailing during the year. Gains or losses on foreign currency transactions and the related tax effects are reflected in net income. The resulting translation adjustments are included in stockholders’ equity as accumulated other comprehensive income.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period that are largely based on the current business conditions, including economic climate, revenue growth, sales returns rates, net realizable value of returned products and changes in certain working capital amounts. The Company believes its estimates and assumptions are reasonable. However, actual results and the timing of the recognition of such amounts could differ from those estimates.

Inventories—Inventories are recorded at the lower of cost, on a first-in, first-out basis, or market.

Depreciation—Depreciation of buildings, improvements, tooling and equipment is computed using either straight-line or units of production methods over the following estimated useful lives:

Classification	Life
Buildings	30 years
Building improvements	20 years
Motor vehicles	3–5 years
Equipment	5–10 years
Tools, dies and molds	1.5–3 years

Long-Lived Assets—Long-lived assets are reviewed for possible impairment whenever events indicate that the carrying amount of such assets may not be recoverable. If such a review indicates an impairment, the carrying amount of such assets is reduced to estimated fair value.

Research, Engineering and Product Development Expenditures—Research, engineering and product development expenditures are expensed as incurred and amounted to $1,480,000 in 2002, $1,209,000 in 2001, and $1,100,000 in 2000.

Software Related to Products to be Sold—The Company purchases and/or incurs costs in connection with the development of software to be used in products that the Company intends to sell. Such costs are capitalized and deferred as intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Such costs consist of expenditures incurred after technological feasibility of the software has been established and a working model of the product developed and consist principally of coding and related costs. Such costs are charged to earnings based on the ratio of actual product sales during the reporting period to expected product sales over the life of the product life cycle.

Stock Options—The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for the Plans. Accordingly, no compensation cost has been recognized as options are granted with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Had compensation cost been determined consistent with SFAS No. 123, “Accounting for Stock-Based Compensation”, which requires measuring compensation cost at the fair value of the options granted, the Company’s net income and net income per common share would have been adjusted to the pro forma amounts indicated below (in thousands, except per share amounts):

	Year Ended December 31
	2002	2001	2000
Net income, as reported	$1,720	$4,685	$7,189
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(245)	(262)	(264)

Pro forma net income	$1,475	$4,423	$6,925

Net income per common share:
Basic—as reported	$0.27	$0.75	$1.17
Basic—pro forma	0.23	0.71	1.13

Diluted—as reported	$0.26	$0.73	$1.12
Diluted—pro forma	0.23	0.69	1.08

The fair value of each option, for each year, is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: no dividends; expected volatility ranging from 43 to 45 percent; risk-free interest rate ranging from 4.3 to 6.8 percent; and expected lives of 5 or 10 years.

Income Taxes—The Company provides for income taxes under the asset and liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recorded based on the expected tax effects of future taxable income or deductions resulting from differences in the financial statement and tax bases of assets and liabilities. A valuation allowance is recorded when necessary to reduce net deferred tax assets to the amount considered more likely than not to be realized.

Revenue Recognition—Revenue from the sale of goods is recognized at the time of shipment. Obligations for sales returns and allowances and product warranties are recognized at the time of sale on an accrual basis.

Effective January 1, 2002, the Company adopted EITF Issue No. 00-14, “Accounting for Certain Sales Incentives”(“EITF 00-14”), which requires the Company to classify costs incurred as a result of offering sales incentives to retailers as a reduction of revenue instead of as a selling expense. The Company offers cash rebate programs both on a national basis and through individual programs with retailers, which allow customers of these retailers who purchase the Company’s products to obtain cash rebates on their purchases. Additionally, other price related discounts are offered through individual programs with certain customers. Approximately

$1,361,000 in 2000 and $4,090,000 in 2001 was reclassified from selling expense to a reduction in net sales. Approximately $1,943,000 in 2002 has been included as a reduction in net sales in the consolidated income statement.

New Accounting Pronouncements—In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142, “Goodwill and Intangible Assets,” which became effective January 1, 2002. SFAS No. 142 requires that goodwill and certain intangibles no longer be amortized, but instead be tested for impairment at least annually based on a fair value method. In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which is effective January 1, 2003. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated asset retirement costs. In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which became effective January 1, 2002. SFAS No. 144 addresses accounting and reporting for the impairment or disposal of long-lived assets, including discontinued operations, and establishes a single accounting model for long-lived assets to be disposed of by sale. The Company has determined that adoption of SFAS No. 142, SFAS No. 143 and SFAS No. 144 have no material impact on its financial statements.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which is effective for fiscal years beginning after May 15, 2002, for transactions occurring after May 15, 2002 and for financial statements issued on or after May 15, 2002. SFAS No. 145 addresses the classification of gains or losses from the extinguishment of debt, accounting for leases as well as certain technical corrections. Adoption of SFAS No. 145 had no effect on the Company.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which is effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 addresses the classification of certain costs resulting from exit or disposal activities. As this pronouncement is effective for exit and disposal activities initiated after January 1, 2003, the Company will comply with this pronouncement beginning in 2003, if and when the Company has such exit and disposal activities.

SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based compensation. This standard also amends disclosure provisions to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The Company does not currently plan to adopt the fair value method; however, the Company did adopt the disclosure provisions of SFAS No. 148, which became effective for financial statements for fiscal years ending after December 15, 2002.

In November 2002, the FASB issued Financial Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires certain guarantees to be recorded at fair value and requires a guarantor to make significant new disclosures, even when the likelihood of making any payments under the guarantee is remote. Generally, FIN 45 applies to certain types of financial guarantees that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying asset, liability, or an equity security of the guaranteed party; performance guarantees involving contracts which require the guarantor to make payments to the guaranteed party based on another entity’s failure to perform under an obligating agreement; indemnification agreements that contingently require the guarantor to make payments to an indemnified party based on changes in an underlying asset, liability, or an equity security of the indemnified party; or indirect guarantees of the indebtedness of others. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Disclosure requirements under FIN 45 are effective for financial statements ending after December 15, 2002 and are applicable to all guarantees issued by the guarantor subject to FIN 45’s scope, including guarantees issued prior to FIN 45. The Company does not expect that FIN 45 will have a material impact on its financial statements, however, the Company has provided the appropriate FIN 45 disclosures with respect to its product warranty programs.

(2)  Income Taxes

The provision for income taxes on earnings for the years ended December 31, 2002, 2001 and 2000 consists of:

	2002	2001	2000
	(in thousands)
Current:
Federal	$610	$719	$273
State	329	432	—

	939	1,151	273
Deferred:
Federal	446	2,340	3,047
State	3	103	812
Foreign	(42)	—	—

	407	2,443	3,859

Total	$1,346	$3,594	$4,132

Deferred tax assets (liabilities) by component at December 31, 2002 and 2001 were:

	2002	2001
	(in thousands)
Alternative minimum tax credit carryforwards	$276	$709
Tax lease income	(4,112)	(4,965)
Receivable reserves	63	385
Warranty reserves	2,056	1,633
Inventory reserves	142	721
Accrued promotion expenses	1,694	1,750
Sales related reserves	1,216	1,447
Compensation reserves	1,565	1,388
Other, net	(21)	208

Net deferred tax assets	$2,879	$3,276

The tax lease income resulted from the purchase of several 1983 tax lease agreements to acquire tax benefits under the provisions of the Economic Recovery Tax Act of 1981. The total cash price paid by the Company was $12.4 million. The economic value of these leases was not impaired by the Tax Reform Act of 1986. The Company realizes temporary tax savings from accelerated depreciation and permanent tax savings from credits associated with the leases, subject to statutory limitations. These savings offset current taxes payable, which would otherwise have been due on income from normal operations.

At December 31, 2002, the Company has alternative minimum tax credit carryforwards to offset future income tax payments. The alternative minimum tax credit carryforwards, amounting to $276,000, do not expire.

The statutory federal income tax rate (34%) is reconciled to the effective income tax rate as follows:  (in percentages)

Description	2002	2001	2000
Income taxes at statutory federal income tax rate	34.0%	34.0%	34.0%
State taxes, net of federal income tax benefit	4.7	4.7	4.4
Non-deductible Cobra Electronics Europe Limited net loss	3.1	1.4	—
Permanent items	1.1	1.4	(1.9)
Other	1.0	1.9	—

Income tax expense	43.9%	43.4%	36.5%

(3)  Financing Arrangements

On January 31, 2002 the Company executed a new three-year revolving credit agreement for $55 million with three financial institutions. Borrowings and letters of credit issued under the agreement are secured by substantially all of the assets of the Company, with the exception of real property and the cash surrender value of certain life insurance policies owned by the Company. The credit agreement was amended as of February 18, 2003 to address certain covenant violations then existing and decrease the earnings requirements for each calendar quarter through March 31, 2004 and to provide for increased permitted capital expenditures in 2003. Loans outstanding under the amendment bear interest, at the Company’s option, at prime rate or at LIBOR plus 200 basis points. The amendment also increased the fee on letters of credit from 1.0% to 1.25%.

Maximum borrowings outstanding at any month end were $7.3 million and $19.9 million in 2002 and 2001, respectively. The maximum values of letters of credit outstanding at any month-end were $15.3 million and $15.0 million in 2002 and 2001, respectively. At December 31, 2002, the Company had approximately $28.3 million available under its unused credit line based on the asset advance formulas. Aggregate average borrowings outstanding were $3.1 million during 2002 and $15.2 million during 2001, with weighted average interest rates thereon of 4.6% and 5.2% during 2002 and 2001, respectively.

The credit agreement specifies that the Company may not pay cash dividends and contains certain financial and other covenants, including a requirement that James R. Bazet continue as CEO of the Company.

(4)  Fair Value of Financial Instruments and Derivatives

The Company’s financial instruments include cash, accounts receivable, accounts payable, long-term debt and letters of credit. The carrying values of cash, accounts receivable and accounts payable approximate their fair value because of the short maturity of these instruments. The carrying amounts of the Company’s bank borrowings under its credit facility approximate fair value because the interest rates are reset periodically to reflect current market rates. The letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the marketplace. The contract value/fair value of the letters of credit at both December 31, 2002 and 2001 was $6.8 million. These letters of credit are only executed with major financial institutions, and full performance is anticipated.

The Company operates globally with various manufacturing and distribution facilities and product sourcing locations around the world. The Company may reduce its exposure to fluctuations in foreign exchange rates by creating offsetting positions through derivative financial instruments. The Company currently does not use derivative financial instruments for trading or speculative purposes. The Company regularly monitors foreign exchange exposures and ensures hedge contract amounts do not exceed the amounts of the underlying exposures.

The Company’s current hedging activity is limited to foreign currency purchases. The purpose of the Company’s foreign currency hedging activities is to protect the Company from the risk that eventual settlement of foreign currency transactions will be adversely affected by changes in exchange rates. The Company hedges these exposures by entering into various short-term foreign exchange forward contracts. Under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” the instruments are carried at fair value in the Consolidated Balance Sheets as a component of current liabilities. Changes in the fair value of foreign exchange forward contracts that meet the applicable hedging criteria of SFAS No. 133 are recorded as a component of other comprehensive income and reclassified into earnings in the same period during which the hedged transaction affects earnings. Changes in the fair value of foreign exchange forward contracts that do not meet the applicable hedging criteria of SFAS No. 133 are recorded currently in income as cost of sales. Hedging activities did not have a material impact on results of operations or financial condition during the year ended December 31, 2002. To manage foreign currency risk, as of December 31, 2002, the Company had entered into a forward foreign exchange agreement with a notional value of $607,000 that will mature within 10 days. This contract includes sales of euros and the purchase of U.S. dollars at an exchange rate of 0.9342 dollars per euro. The fair value of these contracts at December 31, 2002 is the carrying amount.

(5)  Lease Transactions

The Company leases facilities and equipment under non-cancellable leases with remaining terms of one year or more. The terms of these agreements provide that the Company pay certain operating expenses.

Total minimum rental amounts committed in future years as of December 31, 2002 are as follows:

Operating Leases
(in thousands)
2003	$ 345
2004	249
2005	66
2006	47
2007	47
Thereafter	594

Total	$1,348

Total rental expense amounted to $361,000 in 2002, $284,000 in 2001 and $208,000 in 2000.

(6)  Shareholders’ Equity

Preferred Stock—Preferred stock is issuable from time to time in one or more series, each of which may have such voting powers, designations, preferences, relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. No preferred stock has been issued.

EARNINGS PER SHARE

	2002	2001	2000
Basic earnings per share:
Income available to common shareholders (thousands)	$1,720	$4,685	$7,189
Basic earnings per share:
Weighted-average shares outstanding	6,373,112	6,236,242	6,141,834

Basic earnings per share	$0.27	$0.75	$1.17

Diluted earnings per share:
Weighted-average shares outstanding	6,373,112	6,236,242	6,141,834
Dilutive shares issuable in connection with stock option plans	687,900	741,582	912,125
Less: shares purchasable with option proceeds	(556,404)	(575,159)	(659,700)

Total	6,504,608	6,402,665	6,394,259

Diluted earnings per share	$0.26	$0.73	$1.12

Additionally, there were 69,250 anti-dilutive shares at December 31, 2002, 48,750 anti-dilutive shares at December 31, 2001, and 232,500 anti-dilutive shares at December 31, 2000.

Changes in shares of common stock and treasury stock for the years ended December 31, 2002, 2001, and 2000 were as follows:

	Common Stock (Net of Treasury Stock)	Treasury Stock
	(Shares in thousands)
Shares outstanding—January 1, 2000	6,118	921
Exercise of stock options	117	(117)
Purchase of treasury stock	(69)	69

Shares outstanding—December 31, 2000	6,166	873
Exercise of stock options	137	(137)

Shares outstanding—December 31, 2001	6,303	736
Exercise of stock options	122	(122)
Common Stock surrendered in connection with exercise of options	(5)	5

Shares outstanding—December 31, 2002	6,420	619

(7)  Stock Option Plans

The Company has six Stock Option Plans—2002 Outside Directors Plan, 2000, 2000 Outside Directors Plan, 1998, 1997, 1995 (“the Plans”). Under the terms of the Plans, the consideration received by the Company upon exercise of the options may be paid in cash or by the surrender and delivery to the Company of previously owned shares of its common stock, or by a combination thereof. The optionee is credited with the fair market value of any stock surrendered and delivered as of the exercise date. Options become exercisable in annual 25% increments commencing twelve months after the date of grant.

A summary of certain provisions and amounts related to the Plans follows (in thousands):

	2002 Plan	2000 Plans	1998 Plan	1997 Plan	1995 Plan
Authorized, unissued shares originally available for grant	25	325	310	300	300
Shares granted	12	175	310	300	291
Shares available for grant at December 31, 2002	13	150	—	—	9
Options exercisable at December 31, 2002	—	25	235	221	26

A summary of the status of the Plans as of December 31, 2002, 2001 and 2000, and changes during the years ended on those dates is presented below:

	2002		2001		2000
Fixed Options	Shares (000)	Weighted Average Exercise Price	Shares (000)	Weighted Average Exercise Price	Shares (000)	Weighted Average Exercise Price
Outstanding at beginning of year	775	$5.70	840	$5.18	1,027	$4.58
Granted	105	7.29	86	6.83	118	6.16
Exercised	(122)	4.48	(137)	3.17	(295)	3.55
Cancellations and expirations	(1)	2.88	(14)	5.55	(10)	2.79

Outstanding at end of year	757	6.12	775	5.70	840	5.18
Options exercisable at year end	507		486		429
Weighted-average fair value of options granted during the year		$4.30		$4.32		$2.96

The following table summarizes information about stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding (000)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number Exercisable (000)	Weighted Average Exercise Price
$4.01 to $ 5.00	100	$4.13	4.2	75	$4.13
$5.01 to $ 6.00	241	5.63	5.3	235	5.63
$6.01 to $ 7.00	272	6.53	5.9	164	6.60
$7.01 to $ 8.00	121	7.37	7.3	30	8.00
$8.01 to $ 9.00	23	8.48	8.8	3	8.63

Total	757	$6.12	5.8	507	$5.88

(8)  Retirement Benefits

The only qualified retirement plan for employees is the Cobra Electronics Corporation Profit Sharing and 401(k) Incentive Savings Plan. The Company may make a discretionary annual profit sharing contribution that is allocated among accounts of persons employed by the Company for more than one year, prorated based on the compensation paid to such persons during the year. Profit sharing expense for 2002, 2001 and 2000 was $144,000, $229,000 and $276,000, respectively. Company match 401(k) expense for 2002, 2001 and 2000 was $129,000, $231,000 and $154,000, respectively.

As of December 31, 2002 and 2001, deferred compensation of $3.8 million and $3.3 million, respectively, was recorded as a long-term liability. The current portion of the deferred compensation liability was included in accrued salaries and commissions, and amounted to $253,000 at both December 31, 2002 and 2001. Deferred compensation obligations arise pursuant to outstanding key executive employment agreements, the majority of which relate to the former president and chief executive officer. The liability is based on discounted future cash flows related to these arrangements. The discount rate used at December 31, 2002 and 2001 was 8%.

Other assets at December 31, 2002 and 2001 included primarily the cash surrender value of officers’ life insurance policies. The cash value of officers’ life insurance policies is maintained to fund deferred compensation obligations.

(9)  Commitments

At December 31, 2002 and 2001, the Company had outstanding inventory purchase orders with suppliers totaling approximately $13.8 million and $23.9 million, respectively. The decrease reflected stricter inventory management at December 31, 2002 in light of an uncertain economic environment.

(10)  Segment Information

The Company operates in only one business segment—consumer electronics (see Note 1). The Company has a single sales department and distribution channel which provides all product lines to all customers. In 2002, sales to Best Buy and Wal-Mart totaled 14.3% and 13.3% of consolidated net sales, respectively. In 2001, sales to Costco Wholesale, K-Mart and Best Buy totaled 14.4%, 12.5%, and 10.4% of consolidated net sales, respectively. For 2000, sales to K-Mart and Best Buy totaled 14.4% and 11.2% of consolidated net sales, respectively.

The tabular presentation below sets forth certain financial information regarding the Company’s net sales and long-lived assets by geographic area for the years ended December 31, 2002, 2001, and 2000 (in thousands).

	Year Ended December 31
	2002	2001	2000
Net sales
Domestic	$120,740	$137,131	$128,804
Foreign	15,100	12,900	14,400
Long-lived assets
Domestic	$13,774	$12,685	$12,266
Foreign	2,419	2,095	1,677

For 2002, approximately 66% of international sales were to customers in Canada and 8% were to customers in the United Kingdom. For 2001, approximately 67% of international sales were to customers in Canada and 12% were to customers in the United Kingdom. In 2000, sales to customers in Canada and the United Kingdom accounted for approximately 63% and 11% of international sales, respectively.

(11)  Intangible Assets

Intangible assets are included in “Other Assets” in the Consolidated Balance Sheets and consist of the following at December 31, 2002 and December 31, 2001 (in thousands):

	December 31, 2002	December 31, 2001
Internal use software	$1,541	$1,465
Less accumulated amortization	(1,265)	(1,028)

	276	437
Trademarks	852	854
Less accumulated amortization	(229)	(192)

	623	662
Patents and technology and software licenses	1,078	387
Less accumulated amortization	(117)	(94)

	961	293
Product software	601	—

Total	$2,461	$1,392

These assets are generally amortized over their estimated lives ranging from 3 years to 20 years. The product software and technology license assets will be amortized when GPS sales commence in 2003 based on the percentage of revenues generated in each reporting period to the total revenues expected over the GPS product life cycle. The software license asset will be amortized when GPS sales commence in 2003 according to units sold during the contract period based on the contract royalty rate as the software license waives royalties on the initial sale of products using the software, up to the cost of the software license. Total amortization expense was $297,000 and $246,000 in 2002 and 2001, respectively.

(12)  Contingencies

The Company is subject to various unresolved legal actions which arise in the normal course of its business. None of these matters is expected to have a material adverse effect on the Company’s financial position or results of operations. However, the ultimate resolution of these matters could result in a change in the Company’s estimate of its liability for these matters.

The Company warrants to the purchaser of its products that it will repair or replace, without charge, defective products. Consequently, it maintains a warranty reserve, which reflects historical warranty returns rates by product category multiplied by the most recent six months of unit sales of that model and the unit standard cost of the model. A rollforward of the warranty reserve is as follows (in thousands):

	2002	2001	2000
Accrued product warranty costs, January 1	$2,721	$2,692	$2,916
Warranty expense	4,895	3,944	4,614
Warranty expenditures	(5,479)	(3,915)	(4,838)

Accrued product warranty costs, December 31	$2,137	$2,721	$2,692

(13)  Government Rulings

On July 19, 2002, the Federal Communications Commission (“FCC”) issued new rules limiting the emissions of radar detectors in the frequency band used by VSAT satellite communications providers. The new FCC rules prohibit the manufacture and import of non-compliant radar detectors on or after August 28, 2002 and the sale of these non-compliant radar detectors in the U.S. on or after October 27, 2002.

All of Cobra’s current line of radar detectors are compliant with the FCC’s new rules. However, prior years’ models of Cobra’s 6 Band and 9 Band radar detectors that remain in the inventory of Cobra or its customers were no longer permitted to be sold on or after October 27, 2002. Radar detectors currently in use by consumers are not affected by this ruling.

As of December 31, 2002, Cobra had approximately $2.1 million of non-compliant radar detectors in inventory. Management believes that there are opportunities to sell these products at or above cost, either outside of the U.S. or after modifications are made to ensure they are compliant with FCC regulations.

(14)  Stockholder Rights Plan

The Company maintains a Stockholder Rights Plan (the “Plan”) designed to deter coercive or unfair takeover tactics, to prevent a person or group from gaining control of the Company without fair value to all shareholders and to deter other abusive takeover tactics that are not in the best interest of shareholders. The Company has designated 120,000 of the 1 million authorized shares of the preferred stock as Series A Junior Participating preferred stock.

Under the terms of the Plan, each share of common stock is accompanied by one right; each right entitles the shareholder to purchase from the Company one one-hundredth of a newly issued share of Series A Junior preferred stock, par value $1 per share, of the Company at an exercise price of $35.

The rights become exercisable 10 days after a public announcement that an Acquiring Person (as defined in the Plan) has become the beneficial owner of 15% or more of the outstanding shares of the Company (the “Stock Acquisition Date”) or 10 business days after the commencement of a tender or exchange offer that would result in a person beneficially owning 15% or more of such shares. The Company can redeem the rights for $0.01 per right at any time until the earlier of 10 days following the Stock Acquisition Date or the final expiration of the rights. The rights will expire on November 5, 2011, unless redeemed earlier by the Company.

In the event that any person becomes an Acquiring Person, each right will entitle the holder thereof, upon payment of the current exercise price, to receive shares of common stock of the Company which, at the time of such person becoming an Acquiring Person, have a market value equal to two times the then current exercise price. If, after the public announcement has been made that any person has become an Acquiring Person, (i) the Company merges into or consolidates with another person (with limited exceptions), (ii) another person (with limited exceptions) merges into or consolidates with the Company and shares of common stock of the Company are converted into securities of another person, cash or property or (iii) the Company transfers 50% or more of its consolidated assets, cash flow or earning power to another person (with limited exceptions), each right will entitle the holder thereof to receive, upon payment of the current exercise price, the number of shares of common stock of the Acquiring Person (or of another person affiliated therewith) which, at the time of consummation of the transaction, have a market value equal to two times the then current exercise price.

(15)  Related Party Transactions

On July 17, 2002, the President and Chief Executive Officer of the Company, Mr. Bazet, borrowed $399,938 from the Company pursuant to a full recourse term promissory note. The proceeds of the loan were used to exercise incentive stock options for 71,100 shares of common stock. The loan accrues interest at the prime rate. The entire principal indebtedness, together with all accrued and unpaid interest, will be due and payable on July 18, 2006. Interest will be payable on July 18 in each year, commencing on July 18, 2003.

On October 6, 1999, the Company made a bridge loan to Mr. Bazet in the aggregate principal amount of $80,000 for the purpose of purchasing a residence. The loan accrues interest at the greater of the prime rate or the Company’s average weighted interest rate on its indebtedness for borrowed money. Accrued interest is added to the principal amount of the loan. The note evidencing the loan was amended in March 2002, to extend the due date to March 31, 2004, and to provide for repayment of $30,000 of the principal amount of the note by  March 31, 2002, $30,000 of the principal amount of the note by March 31, 2003, and the balance of the outstanding principal and accrued interest under the note by March 31, 2004. On March 31, 2002, Mr. Bazet made a payment of $30,000 on the note. As a result of this payment, the aggregate amount of principal and accrued interest outstanding under the note decreased to $63,668.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Cobra Electronics Corporation

Chicago, Illinois

We have audited the accompanying consolidated balance sheets of Cobra Electronics Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cobra Electronics Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/S/  DELOITTE & TOUCHE LLP

Chicago, Illinois

February 18, 2003

ANNUAL MEETING OF SHAREHOLDERS OF

COBRA ELECTRONICS CORPORATION

May 13, 2003

Please mark, sign, date,

and return your proxy card

in the envelope provided as

soon as possible.

¯    Please detach and mail in the envelope provided.    ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors.
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES ☐ JAMES W. CHAMBERLAIN ☐ HENRY G. CHIARELLI

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed below, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the nominees listed in Item (1).

The Directors recommend a vote FOR the election of the Board’s nominees to the Board of Directors.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ■

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

COBRA ELECTRONICS CORPORATION

6500 West Cortland, Chicago, IL 60707

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William P. Carmichael and Harold D. Schwartz as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Cobra Electronics Corporation held of record by the undersigned on April 4, 2003 at the Annual Meeting of Shareholders to be held on May 13, 2003, or any adjournments thereof.

(To be Signed on Reverse Side)